For Immediate Release

Company Contact:	David Weinberg Chief Operating Officer, Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum Addo Communications, Inc. (310) 829-5400

SKECHERS ANNOUNCES THIRD QUARTER 2013 FINANCIAL RESULTS
• Net Sales of $515.8 Million
• Net Earnings of $26.8 Million
• Diluted Earnings Per Share of $0.53

MANHATTAN BEACH, CA. – October 23, 2013 – SKECHERS USA, Inc. (NYSE:SKX), a global footwear leader, today announced financial results for the quarter ended September 30, 2013.

Third quarter 2013 net sales were $515.8 million compared to $429.4 million for the third quarter of 2012. Gross profit for the third quarter of 2013 was $230.5 million or 44.7 percent of net sales compared to $187.8 million or 43.7 percent of net sales for the third quarter of last year. Earnings from operations for the third quarter of 2013 were $44.0 million versus earnings from operations of $20.3 million in the third quarter of 2012.
Due to increased domestic profitability, the Company revised its estimated effective tax rate for 2013 to 32 percent from 30 percent. As a result, the tax rate for the third quarter of 2013 was 33.2 percent. Also, earnings from operations included additional professional fees related to the re-audit of its 2011 and 2012 consolidated financial statements of approximately $900,000 and $1.7 million during the three and nine months ended September 30, 2013, respectively.

“The momentum we experienced in the first half of the year continued through the third quarter as we saw revenue growth of 20 percent, making our quarterly net sales the second highest in the company’s history,” began David Weinberg, chief operating officer and chief financial officer. “This growth was the result of strong product demand across our men’s, women’s and kids collections, which drove double-digit increases in net sales in our domestic wholesale and domestic and international company-owned retail businesses, as well as single-digit improvements in our international wholesale business. The 16.9 percent comp stores increase in our domestic and international company-owned stores during the quarter is further validation of the increased demand for our product.”

Net earnings for the third quarter were $26.8 million compared to net earnings of $11.0 million in the third quarter of 2012. Diluted net earnings per share for the third quarter were $0.53 on 50,604,000 weighted average shares outstanding, compared to diluted net earnings per share of $0.22 on 49,923,000 weighted average shares outstanding for the third quarter of 2012.

For the nine months ended September 30, 2013, net sales were $1.396 billion compared to net sales of $1.165 billion in the first nine months of 2012. Gross profit for the first nine months of 2013 was $618.1 million or 44.3 percent of net sales, compared to $514.9 million or 44.2 percent of net sales for the first nine months of 2012. Earnings from operations for the first nine months of 2013 were $76.5 million, compared to earnings from operations of $14.4 million in the first nine months of 2012.

Net earnings for first nine months of 2013 were $40.6 million compared to net earnings of $5.6 million in the same period last year. Diluted net earnings per share in the first nine months of 2013 was $0.80 per share on 50,532,000 weighted average shares, compared to net earnings per share of $0.11 on 49,834,000 weighted average shares for the same period last year.

Robert Greenberg, SKECHERS chief executive officer, commented: “Through constant product innovation, development and execution backed by effective marketing, the last three months, as well as the first half of the year, have been exceptional for Skechers. The strong demand for our product is reflected in both our sales and incoming order rates. This demand is driven by multiple product categories – from our award-winning Skechers GO platform to the Relaxed Fit from Skechers collections for men and women, to our lighted and non-lighted kids offering – both in the United States as well as many key markets around the world. To create increased brand awareness, we continue to support our many successful product initiatives with a multi-platform marketing approach with television commercials as the cornerstone, and print, outdoor, events, digital, in-store, and social media as integral mediums. During back-to-school, we aired a number of campaigns, including television commercials with Brooke Burke-Charvet and Joe Montana, both of which we will also air for the Holiday season. We are continuing to build on this momentum with the development of more new product, including the evolution of our Skechers GO footwear and the expansion of our Skechers Sport and Sport Active collections, and we believe that our continued strong product and marketing support will result in further growth opportunities in 2014.”

Mr. Weinberg added, “We believe the product success and financial performance we have experienced in the first nine months of 2013 will continue in the fourth quarter, as well as into 2014. Our domestic and international combined backlogs are up 19.7 percent from the prior year period, and our third quarter was one of our strongest third quarters for incoming orders, with October also shaping up to be one of our strongest Octobers for incoming orders. Our cash balance of $333 million, in-line inventory levels, and significantly improved profitability are all indicators of our commitment to efficiently grow our business. While we are very pleased with our position in the global footwear market, we believe the strong demand for our many product categories will continue into the foreseeable future.”

About SKECHERS USA, Inc.
SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of lifestyle footwear for men, women and children, as well as performance footwear for men and women. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, and in over 100 countries and territories through the Company’s international network of subsidiaries in Canada, Brazil, Chile, Japan, and across Europe, as well as through joint ventures in Asia and distributors around the world. For more information, please visit www.skechers.com, and follow us on Facebook (www.facebook.com/SKECHERS) and Twitter (twitter.com/SKECHERSUSA).

This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the Company’s future financial results and operations, its development of new products, future demand for its products and growth opportunities, and its planned advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include the resignation of the Company’s former independent registered public accounting firm, and its withdrawal of its audit reports with respect to certain of the Company’s historical financial statements; international, national and local general economic, political and market conditions including the ongoing global economic slowdown and market instability; entry into the highly competitive performance footwear market; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers, decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2012 and its quarterly report on Form 10-Q for the three months ended June 30, 2013. The risks included here are not exhaustive. The Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

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SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30,	December 31,
	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$332,813	$325,826
Trade accounts receivable, net	268,729	213,697
Other receivables	7,005	7,491

Total receivables	275,734	221,188
Inventories	309,940	339,012
Prepaid expenses and other current assets	23,729	27,755
Deferred tax assets	26,532	26,531

Total current assets	968,748	940,312
Property, plant and equipment, at cost, less accumulated depreciation and amortization	362,050	362,446
Goodwill and other intangible assets, less applicable amortization	2,524	3,242
Deferred tax assets	4,345	16,387
Other assets, at cost	20,156	17,833

Total non-current assets	389,075	399,908

TOTAL ASSETS	$1,357,823	$1,340,220

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$11,935	$11,668
Short-term borrowings	111	2,425
Accounts payable	226,662	241,525
Accrued expenses	34,090	36,923

Total current liabilities	272,798	292,541
Long-term borrowings, excluding current installments	119,531	128,517
Other long-term liabilities	414	73

Total non-current liabilities	119,945	128,590
Total liabilities	392,743	421,131
Stockholders’ equity:
Skechers U.S.A., Inc. equity	916,771	875,969
Noncontrolling interests	48,309	43,120

Total equity	965,080	919,089

TOTAL LIABILITIES AND EQUITY	$1,357,823	$1,340,220

SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended September 30,
	September 30,
	2013	2012	2013	2012
Net sales	$515,756	$429,429	$1,395,624	$1,164,704
Cost of sales	285,235	241,605	777,477	649,842

Gross profit	230,521	187,824	618,147	514,862
Royalty income, net	1,649	1,758	4,844	4,503

	232,170	189,582	622,991	519,365

Operating expenses:
Selling	40,211	34,385	119,995	103,834
General and administrative	147,916	134,913	426,450	401,172

	188,127	169,298	546,445	505,006

Earnings from operations	44,043	20,284	76,546	14,359
Other income (expense):
Interest, net	(2,813)	(3,338)	(8,353)	(9,315)
Other, net	1,162	(1,621)	(2,456)	(1,205)

	(1,651)	(4,959)	(10,809)	(10,520)

Earnings before income tax expense (benefit)	42,392	15,325	65,737	3,839
Income tax expense (benefit)	14,059	3,725	20,970	(3,007)

Net earnings	28,333	11,600	44,767	6,846
Less: Net earnings attributable to noncontrolling interests	1,484	596	4,144	1,290

Net earnings attributable to Skechers U.S.A., Inc.	$26,849	$11,004	$40,623	$5,556

Net earnings per share attributable to Skechers U.S.A., Inc.:
Basic	$0.53	$0.22	$0.81	$0.11

Diluted	$0.53	$0.22	$0.80	$0.11

Weighted average shares used in calculating earnings per share attributable to Skechers U.S.A., Inc.:
Basic	50,393	49,443	50,329	49,335

Diluted	50,604	49,923	50,532	49,834